UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 27, 2006

IOMEGA CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware 1-12333 86-0385884
(State or Other Jurisdiction (Commission (IRS Employer
of Incorporation) File Number) Identification No.)

10955 Vista Sorrento Parkway, San Diego, CA 92130
(Address of Principal Executive Offices) (Zip Code)

(858) 314-7000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act

(17 CFR 240.13e-4(c))

SECTION 2 – FINANCIAL INFORMATION

Item 2.05. Costs Associated with Exit or Disposal Activities

On April 27, 2006 Iomega Corporation announced and began implementing restructuring actions with the objective to reduce costs, terminate the development of certain consumer electronics and related software products, streamline its business strategy and drive the Company to profitability. The restructuring actions were required due to the Company’s recent operating losses and declining revenues. The restructuring actions include a 26% workforce reduction approximately (75 employees), consolidation of facilities and consolidation of internal business systems. The headcount reductions were across all regions, functions and levels of the Company. The Company intends to focus its ongoing resources on hard drive-based product solutions (including REV®, external hard drives, and network attached storage devices) and services for home offices and small- to medium-sized businesses, and will also continue to manage the Zip products business for cash flow.

These activities are anticipated to be completed by the end of the third quarter of 2006 and are expected to result in restructuring charges ranging from $2 million to $3 million, of which primarily all are cash charges, and severance related. The majority of these restructuring charges will be recorded in the second quarter and third quarters of 2006.

In addition, the Company anticipates recording non-restructuring charges of approximately $1 million, primarily in the second half of 2006, associated with product line transitions to further streamline the business and reduce future operating costs. The non-restructuring charges are expected to be a combination of cash and non-cash charges.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 2, 2006

IOMEGA CORPORATION
(Registrant)

By: /s/ Thomas D. Kampfer
Thomas D. Kampfer
President and Chief Operating Officer